                                                      EXHIBIT 4.(ii)(c)(14)

  ENDORSEMENT NO. 1 TO SECRETARY'S NOTE FROM GREAT AQ STEAMBOAT, L.L.C. TO THE
                            UNITED STATES OF AMERICA

FOR VALUE RECEIVED, Great AQ Steamboat, L.L.C., a Delaware limited liability company (the "Shipowner"), does hereby assume and promise to pay to the Secretary, principal of, and interest (and premium, if any) on that certain Secretary's Note (the "Note"), relating to United States Government Guaranteed Ship Financing Obligations, American Queen Series, dated August 24, 1995, as amended or endorsed through the date hereof in the original principal amount of $60,589,000.00

Wherever in the Note "Shipowner" appears, it shall be deemed to mean and refer to Great AQ Steamboat, L.L.C., a Delaware limited liability corporation.

The Secretary and the Shipowner agree that the principal of the Note outstanding on the date hereof is $58,165,000.00, consisting of $21,812,000.00 relating to the 2005 Notes and $36,353,000.00 relating to the 2020 Bonds and that the interest on each is calculated as set forth in the Addendum attached hereto which is made a part hereof by reference. All terms and provisions of the Note shall remain unchanged and in full force and effect except as specifically amended hereby.

Terms used herein and not otherwise defined shall have the definitions set forth in Schedule X to the Security Agreement dated August 24, 1995, between the Secretary and Great AQ Steamboat Co., as amended on the date hereof by the Modification, Assignment and Assumption Agreement between and among the Secretary, the Original Shipowner and the Shipowner.

IN WITNESS WHEREOF, the Shipowner has assumed this Endorsement to be duly executed on March 25, 1997, effective as of December 31, 1996.


                                     GREAT AQ STEAMBOAT, L.L.C.

                                     By:  See signature page attached hereto
                                        ------------------------------------
                                                  Vice President

                                 SIGNATURE PAGE



                                       GREAT AQ STEAMBOAT, L.L.C., a
                                            Delaware limited liability company

                                       By:  The Delta Queen Steamboat Co., a
                                            Delaware corporation, a Managing
                                            Member


                                                   /S/ Jordan B. Allen
                                            By:  ------------------------------
                                                   Name:  Jordan B. Allen
                                                   Title:  Senior Vice President


                                       By:  DQSB II, Inc., a Delaware
                                            corporation, a Managing Member


                                       By:         /S/ Jordan B. Allen
                                           -------------------------------------
                                                   Name:  Jordan B. Allen
                                                   Title:  Senior Vice President

                        ADDENDUM TO THE SECRETARY'S NOTE

          Interest on this Secretary's Note shall be payable from August 24, 1995, semi-annually on February 24 and August 24 of each year, commencing February 24, 1996, until the principal sum has been paid at the following rates:

          1. With respect to principal relating to the 2005 Notes, said amounts shall bear interest at a floating rate equal to 0.25% plus the six (6) month London Interbank Borrowing Rate ("LIBOR"), calculated on the basis of the actual number of days for which interest is payable divided by 360 from the interest payment date referred to above next preceding the date of this Secretary's Note to which interest on the 2005 Notes has been paid (unless the date hereof is the date to which interest on the 2005 Notes has been paid, in which case from the date of this Secretary's Note), or if no interest has been paid on the 2005 Notes since the date of the Secretary's Note, from such date, until payment of said principal sum has been made or duly provided for, and at the same rate per annum on any overdue principal; if all or a portion of any principal or interest due on this Secretary's Note is not paid by the Shipowner when due, such overdue amount shall bear interest at the rate per annum that otherwise would be applicable pursuant to the following paragraph (for Reset Periods, as hereinafter defined, of six (6) months), notwithstanding any other provision of this Secretary's Note, in no event shall the interest rate of this Secretary's Note, with respect to amounts Outstanding relating to the 2005 Notes, whether pre-default or post-default, exceed 12.55% per annum.

          The floating interest rate is calculated as follows: Two Business Days prior to the commencement of each Reset Period, as such term is defined below ("Interest Reset Date"), the Indenture Trustee will determine LIBOR for such Reset Period on the basis of the offered rates for deposits in United States dollars having a maturity of six (6) months (and, if so categorized, in a principal amount comparable to the amount scheduled to be Outstanding under the 2005 Notes [having the same Reset Period] during such Reset Period) which appear on the Reuters Screen LIBO page as of 11:00 a.m., London time. If at least two such offered rates appear on the Reuters Screen LIBO page, LIBOR for such Reset Period shall be the arithmetic average (rounded upwards, if necessary to the nearest 1/100 of 1%) of such offered rates on the applicable Interest Reset Date, as determined by the Indentured Trustee. If fewer than two offered rates appear, LIBOR for such Reset Period shall be the arithmetic average (rounded upwards if necessary, to the nearest 1/100 of 1%) of the rates quoted at approximately 11:00 a.m., New York time, on such Interest Reset Date by three major banks in New York City selected by the Indenture Trustee as the rates at which such banks offer deposits in United States dollars to leading banks in the interbank eurodollar market for delivery on the first day of such Reset Period, having a maturity of six (6) months and in a principal amount comparable to the amount scheduled to be Outstanding under the 2005 Notes (having the same Reset Period) during such Reset Period; provided, however, that if the banks in New York City selected by the Indenture Trustee are not quoting rates as mentioned herein, LIBOR for such Reset Period shall be the single rate appearing on the Reuters Screen LIBO Page in effect on such Interest Reset Date, or, if no such rate appears, LIBOR for such Reset Period shall be as determined on the previous Interest Reset Date. For the purpose of calculation of the

LIBOR rate, the term "Reset Period" will mean (i) initially, the period from and including the date of this Secretary's Note and ending on but excluding the twenty-fourth (24th) day of February, 1996 and (ii) thereafter, each successive period beginning on the last day of the next preceding Reset Period and ending on but excluding the twenty-fourth (24th) day of the next succeeding sixth calendar month, provided, however, if any Reset Period would otherwise end on a day which is not a Business Day, such Reset Period will be extended to the next succeeding Business Day; and provided, further, with respect to overdue amounts of principal and interest on the 2005 Notes, the Reset Period will also be provided herein.

          2. With respect to principal relating to the 2020 Bonds, this Secretary's Note shall bear interest at the rate of 7.68%.